Exhibit 99.1

Evoke Pharma Announces Pricing of Underwritten Public Offering of up to $30 Million

SOLANA BEACH, Calif., February 9, 2024 (GLOBE NEWSWIRE) -- Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused primarily on treatments for gastrointestinal (GI) diseases with an emphasis on GIMOTI® (metoclopramide) nasal spray, announced today that it has priced an underwritten public offering led by Nantahala Capital Management, with participation by other fundamental investors, for gross proceeds of up to $30 million, that includes initial upfront funding of approximately $7.5 million, prior to deducting underwriting discounts and commissions and estimated offering expenses.

The offering is comprised of (i) 11,029,411 shares of common stock (or pre-funded warrants in lieu thereof), (ii) 11,029,411 Series A Warrants with an initial exercise price of $0.68 per share and a term of five years following the issuance date, (iii) 11,029,411 Series B Warrants with an exercise price of $0.68 per share and a term of nine months following the issuance date and (iv) 11,029,411 Series C Warrants with an exercise price of $0.68 per share and a term of five years following the issuance date, subject to early expiration as described below. The Series C Warrants may only be exercised to the extent and in proportion to a holder of the Series C Warrants exercising its Series B Warrants, and are subject to an early expiration of nine months, in proportion and only to the extent any Series C Warrants expire unexercised.

The combined price per share of common stock, Series A Warrant, Series B Warrant and Series C Warrant is $0.68, totaling $7.5 million initial gross proceeds to the Company. If the Series A Warrants are exercised in full, the Company would receive an additional $7.5 million in gross proceeds. If the Series B Warrants are exercised in full, the Company would receive an additional $7.5 million in gross proceeds. If the Series C Warrants are exercised in full, the Company would receive an additional $7.5 million in gross proceeds; thus if all warrants are exercised in full the total gross proceeds to the Company including the initial upfront funding would be $30 million.

Evoke intends to use the net proceeds from the public offering for working capital and general corporate purposes. Evoke may also use a portion of the net proceeds, together with its existing cash and cash equivalents, to in-license, acquire, or invest in complementary businesses, technologies, products or assets; however, Evoke has no current commitments or obligations to do so. The offering is expected to close on or about February 13, 2024, subject to satisfaction of customary closing conditions.

Craig-Hallum and Laidlaw & Company (UK) Ltd. are acting as joint book-running managers for the offering.

The securities described above are being offered by Evoke pursuant to a registration statement on Form S-1 (File No. 333-275443) previously filed and declared effective by the Securities and Exchange Commission (SEC). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or

Exhibit 99.1

qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a written prospectus and prospectus supplement that will form a part of the registration statement. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Alternatively, when available, copies of the final prospectus supplement relating to this offering may be obtained from Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by telephone at (612) 334-6300 or by email at prospectus@chlm.com; or from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 521 Fifth Avenue, 12th Floor, New York, NY 10175, or by email at syndicate@laidlawltd.com.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The company developed, commercialized and markets GIMOTI, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adults. Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious GI symptoms as well as other systemic complications. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Prior to FDA approval to commercially market GIMOTI, metoclopramide was only available in oral and injectable formulations and remains the only drug currently approved in the United States to treat gastroparesis.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on Evoke’s current beliefs and expectations. These forward-looking statements include statements regarding Evoke's expectations on the completion, timing and size of the offering and the anticipated use of proceeds therefrom, as well as the potential additional proceeds to the Company from the exercise of the Series A Warrants, Series B Warrants and Series C Warrants. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, investors may choose not to exercise any of the warrants issued in the offering and other risks and uncertainties inherent in Evoke’s business, including those described in Evoke's periodic filings with the SEC and the prospectus supplement and related prospectus for this offering filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements

Exhibit 99.1

are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Contact:
Daniel Kontoh-Boateng
DKB Partners
Tel: 862-213-1398
dboateng@dkbpartners.net